Exhibit 10.6*

Portions of this Exhibit Have Been
Omitted and Separately Filed
with the Securities And Exchange
Commission with a Request For
Confidential Treatment

[SANOFI LETTERHEAD]

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707
Attention: President and CEO
Copy: General Counsel

Dear Dr. Schleifer:

Reference is hereby made to the Amended and Restated Discovery and Preclinical Development Agreement (the “Discovery Agreement”), dated as of November 10, 2009, by and between Aventis Pharmaceuticals Inc., a Delaware corporation with a principal place of business located at 55 Corporate Drive, Bridgewater, New Jersey 08807, an indirect wholly owned subsidiary of Sanofi-Aventis, a company organized under the laws of France with its principal headquarters at 174, avenue de France, 75013, Paris, France, and Regeneron Pharmaceuticals, Inc., a New York corporation with a principal place of business located at 777 Old Saw Mill River Road, Tarrytown, New York 10591. Capitalized terms used herein and not otherwise defined herein shall have the defined meanings set forth in the Discovery Agreement.

The Parties wish to memorialize their agreements with regard to certain terms and provisions of the Discovery Agreement as it relates to PDGF.

1. For the purposes of this letter agreement, the following definitions shall apply:

“Effective Date” shall have the meaning set forth in paragraph 3.

“First Commercial Sale” shall mean, with respect to a PDGF Product or an Ocular Combination Product or an Other Combination Product in a country in the Territory, the first commercial sale of the finished product to a non-sublicensee Third Party for use in the applicable country (or group of countries) following receipt of marketing approval. Sales for test marketing or clinical trial purposes or compassionate or similar use shall not constitute a First Commercial Sale.

“Ocular Combination Product” shall mean a product comprising a PDGF Product sold in combination with one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) for Ophthalmological Uses.

“Other Combination Product” shall mean a product comprising a PDGF Product sold in combination with one or more active ingredients (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) for Non-Ophthalmological Uses. Ocular Combination Products are expressly excluded from this definition.

“Ophthalmological Uses” shall mean the treatment or diagnosis of any ocular disease or disorder.

“Non-Ophthalmological Uses” shall mean the treatment or diagnosis of any disease or disorder other than an ocular disease or disorder.

“PDGF” shall mean the following Targets: (a) platelet derived growth factor alpha and beta receptors and all dimers thereof, and (b) platelet derived growth factors A, B, C and D.

“PDGF Milestones” shall have the meaning set forth in paragraph 3.

“PDGF Product” shall mean any Antibody against PDGF.

“PDGF Royalties” shall have the meaning set forth in paragraph 3.

“PDGF Royalty Term” shall be the period beginning with the First Commercial Sale of a PDGF Product, an Ocular Combination Product or an Other Combination Product, as the case may be, to a non-sublicensee Third Party in a country in the Territory following receipt of marketing approval in the applicable country, and ending [****].

“Upfront Payment” shall have the meaning set forth in paragraph 3.

2. The Parties agree that the definition of Net Sales in Article I of the Discovery Agreement shall be modified solely for the purposes of calculating PDGF Royalties as follows: the term Royalty Products shall mean the applicable PDGF Product, Ocular Combination Product and Other Combination Product as the case may be.

3. Within five (5) Business Days of the date this letter agreement is fully executed by the Parties (the “Effective Date”), Regeneron shall pay to Sanofi a non-refundable, non-creditable amount of US $10,000,000 (the “Upfront Payment”) as consideration for Sanofi’s agreements hereunder.

In addition, notwithstanding Section 4.5(i) of the Discovery Agreement, Regeneron shall pay to Sanofi non-refundable, non-creditable performance based milestones in the following amounts (the “PDGF Milestones”) within five (5) Business Days of the occurrence of the following conditions:

(a)	Five Million U.S. Dollars (US $5,000,000) upon [****];

(b)	Five Million U.S. Dollars (US $5,000,000) upon [****];

(c)	Ten Million U.S. Dollars (US $10,000,000) upon [****]; and

(d)	Twenty Million U.S. Dollars (US $20,000,000) upon [****].

For purposes of clarification, each of the foregoing milestone payments shall be made only once and only upon the first occurrence of each such milestone, regardless of the number of PDGF Products, Ocular Combination Products or Other Combination Products. For purposes of further clarification, the maximum amount paid as PDGF Milestones shall not exceed Forty Million U.S. Dollars (US $40,000,000). [****] In the event that the Parties disagree on whether the milestone described in paragraph 3(d) is payable, either Party may, in a written notice to the other Party, formally request that such dispute be resolved by the Chief Executive Officer of Regeneron and the Chief Executive Officer of Sanofi Parent.

In addition, notwithstanding Section 4.5(i) of the Discovery Agreement, Regeneron shall pay to Sanofi royalties on Net Sales in the following amounts (the “PDGF Royalties”) through the end of the applicable PDGF Royalty Term:

(a)	For sales of a PDGF Product for Ophthalmological Uses as a single agent, [****]% of Net Sales for that PDGF Product;

(b)	For sales of an Ocular Combination Product, [****]% of Net Sales for that Ocular Combination Product; and

(c)
For sales of a PDGF Product for Non-Ophthalmological Uses as a single agent or sales of an Other Combination Product, [****]% of Net Sales for that PDGF Product or Other Combination Product, as the case may be.

PDGF Royalties shall be paid within sixty (60) days after the end of each full or partial Quarter during the PDGF Royalty Term in which sales subject to PDGF Royalties occur. No other royalties or payments whatsoever of any kind will be due or owing to Sanofi relating in any way to PDGF, PDGF Products, Ocular Combination Products or Other Combination Products, including, for the avoidance of doubt, any royalties under Section 4.5(i) of the Discovery Agreement. Regeneron shall deliver to Sanofi with each royalty payment a report detailing in reasonable detail the information necessary to calculate the royalty payments due hereunder for such Quarter, including the following information, specified on a country-by-country basis: (a) total gross invoiced amount from sales of each PDGF Product, Ocular Combination Product or Other Combination Product; (b) all relevant deductions from gross invoiced amounts to calculate Net Sales, (c) Net Sales; and (d) PDGF Royalties payable.

4. The Parties acknowledge that Regeneron was on track to deliver an Opt-In Report for a PDGF-beta receptor and to commence clinical development of a PDGF Product in 2013. Notwithstanding that [****], the Parties agree that [****].

5. The Parties agree that effective 05 November 2012, any costs incurred by Regeneron in connection with PDGF shall be borne directly by Regeneron and shall no longer be considered a Discovery Program Cost. The Parties further agree that unless otherwise set forth herein, for all purposes including without limitation the Discovery Agreement, each PDGF Product, Ocular Combination Product and Other Combination Product shall be considered to be and shall be treated for all purposes as a Refused Candidate. Sanofi acknowledges and agrees that all rights with regard to PDGF and any PDGF Products, Ocular Combination Products and Other Combination Products it may have had on or before the Effective Date are forever and in all respects terminated as of the date hereof. Further, for the sake of clarity, the Parties agree that the research license to Sanofi Intellectual Property relating to PDGF granted to Regeneron pursuant to Section 2.10 of the Discovery Agreement and the Sanofi Target Licenses granted to Regeneron pursuant to Section 2.12 of the Discovery Agreement shall remain in full force and effect on and after the Effective Date, and Regeneron shall be entitled to use such licenses for its benefit and the benefit of any of its Affiliates and sublicensees involved in the development, manufacturing, marketing, promoting, commercializing or sale of any PDGF Product, Ocular Combination Product or Other Combination Product without any royalty or other consideration to Sanofi or any of its Affiliates. Notwithstanding anything to the contrary in this paragraph, Sanofi shall be entitled to the Upfront Payment, PDGF Milestones and, to the extent there are sales of a PDGF Product, an Ocular Combination Product or an Other Combination Product by Regeneron or any of its Affiliates or sublicensees, the PDGF Royalties.

6. Sanofi does not exercise its rights under Section 5.6(i) of the Discovery Agreement to designate PDGF as one of the Sanofi Targets. Further, Sanofi hereby waives its rights to any of the Regeneron Intellectual Property relating to PDGF as provided in Section 2.13 of the Discovery Agreement.
7. Beginning with the Effective Date and for as long as Regeneron is paying PDGF Royalties, neither Sanofi nor its Affiliates, either alone or through any Third Party directly or indirectly, shall manufacture, market, promote, commercialize, or sell, any PDGF Product as a single agent or in combination with one or more active ingredients anywhere in the Territory. In the event that during the period that Regeneron is paying PDGF Royalties (i) Sanofi or one of its Affiliates acquires, directly or indirectly, Control (as such term is defined below) of a Third Party, and (ii) the Third Party or one of its Affiliates is the owner of or is holding license rights to Patents relating to or has any marketing or sales rights relating to any PDGF Product as a single agent or in combination with one or more active ingredients anywhere in the Territory, and (iii) such PDGF Product, at the moment of acquiring Control, is in any stage of discovery, development or commercialization, then Sanofi shall notify Regeneron of such acquisition of

Control within ten (10) days of such acquisition and shall divest or cease the development or the commercialization of that PDGF Product within twelve (12) months of such acquisition. For the purpose of this paragraph, the term "Control" shall mean the ownership of more than fifty (50) percent of the voting stock or similar interest. For the avoidance of doubt, the Parties acknowledge and agree that in the event of a conflict between the provisions of paragraph 5 hereof relating to the Refused Candidates and this paragraph 7, this paragraph 7 shall control.
8. Notwithstanding anything contained herein to the contrary, Sanofi and its Affiliates shall be entitled to (i) initiate, sponsor and/or conduct a clinical trial in a country and/or (ii) participate, directly or indirectly, whether through the provision of funds, grants or otherwise, in any clinical trial, initiated, sponsored and/or conducted by any Third Party in a country; in each of the foregoing cases with respect to the combination of any Sanofi (or its Affiliate’s) products, together with any PDGF Product, Ocular Combination Product or Other Combination Product that has been granted a marketing approval for at least one indication in the applicable country.
9. Regeneron shall have the right to file or register this letter agreement and a notification thereof with the United States Securities and Exchange Commission. A press release shall be issued in substantially the form attached hereto as Exhibit A. In addition to the information included in the press release attached hereto as Exhibit A, Regeneron shall have the right to publicly disclose the PDGF Royalties described in Section 3 of this letter agreement.
If you are in agreement with the foregoing, please sign below and return one fully executed original to my attention.

Sincerely,
/s/Robert DeBerardine
Vice President,
General Counsel & Secretary
Aventis Pharmaceuticals, Inc.
AGREED AND ACCEPTED:

/s/Leonard S. Schleifer, M.D., Ph.D
President & CEO

cc:
Michael Aberman
Murray Goldberg
Kerry Reinersten
George Yancopoulos

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